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                                 TERMS AGREEMENT


                                                                January 19, 2001

TOLL CORP.
TOLL BROTHERS, INC.
3103 Philmont Avenue
Huntingdon Valley, PA  19006-4298

Dear Sirs:

                  We understand that Toll Corp., a Delaware corporation (the "Issuer"), proposes to issue and sell $200,000,000 aggregate principal amount of its debt securities (the "Underwritten Securities"), to be guaranteed by Toll Brothers, Inc., a Delaware corporation (the "Guarantor"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Banc of America Securities LLC offers to purchase 83.371% of the Underwritten Securities, UBS Warburg LLC offers to purchase 15.00% of the Underwritten Securities and Credit Lyonnais Securities (USA) Inc. offers to purchase 1.629% of the Underwritten Securities. The parties hereto agree that Banc of America Securities LLC will be the sole book-running manager and sole lead manager with respect to the issuance and sale of the Underwritten Securities. The Closing Date shall be January 25, 2001, at 10:00 a.m., at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York.

                  All of the provisions contained in the Underwriting Agreement Basic Provisions of the Issuer and the Guarantor (the "Basic Provisions"), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

                  The Underwritten Securities shall have the following terms:

                  Title: 8 1/4% Senior Subordinated Notes
                                due 2011 (the "Notes").

                  Maturity: February 1, 2011.

                  Interest Rate: 8 1/4%.


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                  Interest payment dates:   February 1 and August 1 of each
                                            year, commencing August 1, 2001.
                                            Interest will accrue from January
                                            25, 2001.

                  Interest record dates:   January 15 and July 15.

                  Redemption provisions:

                           The Underwritten Securities may be redeemed at the option of the Issuer, in whole or in part, at any time on or after February 1, 2006, at the redemption prices (together with accrued and unpaid interest) set forth below, if redeemed during the 12-month period beginning February 1 of the following years:

                  Years                                        Percentage
                  -----                                        ----------
                  2006......................................    104.125%
                  2007......................................    102.750%
                  2008......................................    101.375%
                  2009 and thereafter.......................    100.000%

                  Purchase Price:  98.465% of the principal amount thereof.

                  Public Offering:  At the Market.

                  Additional Terms:

                           The Issuer and the Guarantor will be subject to the same covenants contained in the 8% Senior Subordinated Notes of the Issuer and as set forth in the Prospectus Supplement. The Issuer and the Guarantor will have the right to issue additional Notes and Guarantees of the same series in an aggregate amount not to exceed $100,000,000.

                           The Notes and the Guarantee will be subordinated in right of payment to Senior Indebtedness of the Issuer and Senior Indebtedness of the Guarantor, respectively, as set forth in the Prospectus Supplement and the accompanying Prospectus.


                                      -2-

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                           For a period of 75 days from the date hereof, each of
                           the Issuer and the Guarantor agree not to sell or otherwise dispose of any Debt Securities that are pari passu or subordinate in rights to the Underwritten Securities to the public without Banc of America Securities LLC's prior written consent.

                           The obligations of the Underwriters to purchase and pay for the Notes are subject to the condition that subsequent to the date of this Terms Agreement, there shall not have been any decrease in the rating, or change in outlook, of any of the Guarantor's debt securities by Moody's Investors Service, Inc. or Standard & Poor's Corporation or any notice given of any intended or potential decrease in any such rating or outlook.

                           The Issuer and the Guarantor agree that the Chief Financial Officer of the Guarantor will participate, as mutually agreed, in either "road shows" or conference calls for not more than two days in order to facilitate the distribution of the Underwritten Securities upon reasonable request of the Underwriters.


                                      -3-

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                  Please accept this offer no later than 3:00 p.m. on January
19, 2001, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.


                                     Very truly yours,

                                     BANC OF AMERICA SECURITIES LLC


                                     By: /s/ Adam Goodfriend
                                         ----------------------------------
                                         Name: Adam Goodfriend
                                         Title: Managing Director

                                     UBS WARBURG LLC

                                     By: /s/ Richard Smith
                                         ----------------------------------
                                         Name: Richard Smith
                                         Title: Managing Director

                                     CREDIT LYONNAIS SECURITIES (USA) INC.

                                     By: /s/ David C. Travis
                                         ---------------------------------
                                         Name: David C. Travis
                                         Title: Managing Director


Accepted

TOLL CORP.

By: /s/ Joseph R. Sicree
    --------------------------
    Name: Joseph R. Sicree
    Title: Vice President

TOLL BROTHERS, INC.

By: /s/ Joseph R. Sicree
    --------------------------
    Name: Joseph R. Sicree
    Title: Vice President